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                                                                      EXHIBIT 99

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Everett Tackett, APR                                 Scott Sullinger
Public Relations                                     Investor Relations
ON Semiconductor                                     ON Semiconductor
(602) 244-4534                                       (602) 244-3437
everett.tackett@onsemi.com                           scott.sullinger@onsemi.com

       KEITH JACKSON NAMED PRESIDENT, CEO OF ON SEMICONDUCTOR CORPORATION

PHOENIX, ARIZ. - NOV. 18, 2002 - Keith D. Jackson will join ON Semiconductor Corporation (NASDAQ: ONNN) as president, CEO and director, it was announced today by J. Daniel McCranie, ON Semiconductor's chairman. Jackson replaces Steven Hanson who will leave the company to pursue other industry opportunities.

      Jackson, 47, brings more than two decades of experience in the semiconductor industry to ON Semiconductor. Before joining ON Semiconductor, Jackson was executive vice president and general manager of the Analog-Mixed Signal division of Fairchild Semiconductor Corporation, and, more recently, was selected to head Fairchild's Integrated Circuits Group. From 1996 to 1998, Jackson served as president and member of the board of Tritech Microelectronics Ltd.

      From 1986 to 1996, Jackson served in various managerial and marketing positions at National Semiconductor, including its High Performance Logic, Digital Logic, Advanced Systems and Interface Products divisions, and culminating in the vice president and general manager position at its Analog & Mixed Signal division. Jackson began his engineering career in electronics when he joined Texas Instruments Incorporated in 1973 and left in 1986 as engineering manager. Jackson earned his bachelor's and master's degrees in Electrical Engineering from Southern Methodist University.

      "Keith Jackson is one of the leaders and visionaries in this industry," McCranie said. "Attracting a dynamic executive of his capabilities demonstrates the high regard in which ON Semiconductor - and its 8,100 employees - are held. We think he is the ideal executive to lead the company as the industry recovers and ON Semiconductor enters its next phase of growth.

      "For the past three and one half years," McCranie continued, "Steve Hanson has been instrumental in guiding ON Semiconductor in its transition from a corporate subsidiary to a publicly-traded leader in our industry. We appreciate Steve's tireless dedication and many contributions to ON Semiconductor, and the board wishes him much success in his future endeavors."


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ABOUT ON SEMICONDUCTOR

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today's sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor's Web site at http://www.onsemi.com.

                                      # # #

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.


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